Exhibit 23.1




                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-36446) pertaining to the registration of 4,000,000 shares of Time Warner Inc. ("Time Warner") Common Stock and associated Rights to Purchase Series A Participating Cumulative Preferred Stock and to the incorporation by reference in the Registration Statement and related Prospectus of our reports dated February 2, 2000, with respect to the consolidated financial statements, schedule and supplementary information of Time Warner and the consolidated financial statements and schedule of Time Warner Entertainment Company, L.P., incorporated by reference from Time Warner's Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                                   /s/ Ernst & Young LLP


New York, New York
May 19, 2000